Exhibit 21.1

Subsidiaries of the Registrant:

Video Wagering Systems Corporation
Roulabette™ Nevada Corporation
Kenilworth Systems Nevada Corporation
Kenilworth U.K. Ltd.
Kenilworth Satellite Broadcasting Corporation, a Delaware Corporation
Satellite Gaming Consultants, Inc., a Delaware Corporation

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